Exhibit 10

July 31, 2013

Ms. Nancy Straus Sundheim

801 Lakeview Dr.

Blue Bell, PA 19422

Dear Nancy,

This letter agreement (“Agreement”) sets forth the terms we have agreed concerning your departure from the Company, effective August 1, 2013 (“Departure Date”).

1. You will receive the following income assistance benefits and Company-sponsored health benefit continuation under the Unisys Income Assistance Plan and Unisys Medical Plans (“Plans”) and the following additional cash payments and Company-sponsored health benefit continuation beyond the periods set forth in the Plans.

(a) You will receive a cash benefit equal to $506,760, less applicable deductions and withholdings (the “Cash Benefit”), which Cash Benefit is equal to one (1) year of your annual base salary. The Cash Benefit shall be paid to you in substantially equal installments over the twelve (12) month period following your Departure Date; provided, that no portion of the Cash Benefit shall be paid to you within the six (6) month period following your Departure Date, instead: (i) the portion of the Cash Benefit that would be payable to you between your Departure Date and the six (6) month anniversary of your Departure Date shall be paid to you in a single lump sum cash payment within 20 days following such six (6) month anniversary and (ii) the remaining portion of the Cash Benefit shall be paid to you in substantially equal installments on each regularly scheduled monthly Company payroll date that follows such six (6) month anniversary until the end of such twelve (12) month period.

(b) For up to the thirty (30) month period following your Departure Date (the “Continuation Period”), you (and where applicable, your spouse and eligible dependents) shall continue to be eligible to receive the medical and dental coverages under the Company Medical and Dental plans in which you were participating immediately prior to your Departure Date, in accordance with the terms of the applicable plan documents and subject to such changes to the terms of such plans as the Company determines shall apply to employees of the Company, generally; provided, that in order to receive such coverage for the Continuation Period, (i) for the six (6) month period following your Departure Date, you shall be required to pay to the Company, at the same time that premium payments are due for the month, the monthly premium rate that you would be required to pay for such coverage if you were an employee of the Company at the time such premium is due, (ii) for the next six (6) month period, you shall be required to pay to the Company, at the same time that premium payments are due for the month, the full monthly premium required by the Company under such plans for continued group healthcare continuation coverage under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the Company will reimburse to you, within thirty (30) days following the date such payment is due, an amount equal to the monthly payment for such COBRA coverage, less (x) the amount that you would have been required to pay for such coverage if you had been employed by the Company at such time and (y) applicable deductions and withholdings, and (iii) for the remaining eighteen (18) months of the Continuation Period, you shall be required to pay to the Company, at the same time that premium payments are due for the month, the full monthly premium required by the Company under such plans for continued group healthcare continuation coverage under COBRA. In the event that either (I) you obtain full-time employment during the first twelve (12) months of the Continuation Period in which case, you will notify Ms. Carol Shields of the Company and you will cease to be eligible to receive any further payments from the Company relating to continued medical and dental coverages upon commencement of your new employment, or (II) you cease to pay the applicable monthly premium, the Continuation Period shall automatically terminate, and the Company shall have no further obligations hereunder.

Except as set forth in this Agreement, it is expressly agreed and understood that the Released Parties (as defined in Section 3 below) do not have, and will not have, any obligations to provide you at any time in the future with any payments, benefits or considerations other than those recited in this Section, or those required by law, other than under the terms of any benefit plans, but not including any severance plans, which provide benefits or payments to former employees according to their terms.

2. You agree that you will make yourself reasonably available to provide consulting services to the Company for up to twelve (12) months following the Departure Date, for no additional compensation. Additionally, if in connection with any investigation, governmental inquiry, threatened litigation or filed litigation involving the Company, you are called upon to assist the Company, to provide evidence, or to testify in any manner, you agree to fully cooperate with the Company. If requested by the Company, you agree to be present and participate in the trial of any such matter. You will, to the extent permitted by applicable law, be reimbursed for your reasonable costs and expenses.

3. (a) In consideration for the payments by the Company as set forth in Section 1 of this Agreement and other good and valuable consideration set forth herein, you hereby release the Company, its shareholders, directors, officers, employees, agents, benefit plans, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Released Parties”), from any and all rights and claims, known or unknown, that you may have now or in the future may arise based on, arising out of or relating to your employment with the Company or the termination thereof for any and all reasons. Said release includes, but is not limited to, any rights or claims which you may have against any of the Released Parties based upon Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement Income Security Act (save for claims for vested pension benefits which are expressly exempted from this Agreement), the Pennsylvania Human Relations Act, and any other federal, state or local law or regulation which prohibits employment discrimination or which otherwise regulates employment terms and conditions. You also release each of the Released Parties from any claim for wrongful discharge, unfair treatment, breach of express or implied contract, or any other claims arising under common law that relate in any way to your employment or the termination thereof. This Agreement covers claims that you know about and those that you may not know about up through the date of this Agreement. Notwithstanding the foregoing, you are not releasing (i) any claims for unemployment or workers’ compensation benefits, (ii) any claims for indemnification under the Company’s certificate of incorporation or bylaws and/or directors & officers liability insurance coverage, (iii) any claims for benefits under any employee benefit plan of the Company or its affiliates, (iv) claims arising after the date on which you sign this Agreement, or (v) claims that are not otherwise waivable under applicable law.

(b) In consideration of you providing the Company with the foregoing release of claims, the Company, its officers, employees, agents, attorneys, affiliates, parents, subsidiaries, predecessors, successors, assigns, and all persons acting by, through, under or in concert with any of them (collectively, “Releasing Parties”) hereby release you from any and all rights and claims, known or unknown, that the Releasing Parties may have now or in the future may arise based on, arising out of or relating to your employment with the Company. This release covers claims that the Releasing Parties know about and those that they may not know about up through the date of this Agreement.

4. All amounts payable pursuant to this Agreement are subject to applicable tax withholdings. In addition, you are solely responsible for all taxes that may result from your receipt of the amounts payable and benefits to be provided to you under this Agreement, and neither the Company nor any of its affiliates makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to you of your receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.

5. The Company hereby advises you to consult with any attorney of your choosing prior to signing this Agreement. By signing below, you acknowledge and agree that you have been encouraged to do so by the Company and that it is entirely your decision whether or not to consult with counsel.

6. By entering into this Agreement, the Company does not admit and expressly denies that it has violated any contract, rule, law or regulation, including, but not limited to, any federal, state or local law or regulation relating to employment, employment discrimination or retaliation.

7. In the event that, any one or more provisions (or portion thereof) of this Agreement is held to be invalid, unlawful or unenforceable for any reason, the invalid,

unlawful or unenforceable provision (or portion thereof) shall be construed or modified so as to provide the Released Parties with the maximum protection that is valid, lawful and enforceable, consistent with the intent of the Company and you in entering into this Agreement. If such provision (or portion thereof) cannot be construed or modified so as to be valid, lawful and enforceable, that provision (or portion thereof) shall be construed as narrowly as possible and shall be severed from the remainder of this Agreement (or provision), and the remainder shall remain in effect and be construed as broadly as possible, as if such invalid, unlawful or unenforceable provision (or portion thereof) had never been contained in this Agreement.

8. This Agreement shall be construed and enforced under and in accordance with the laws of the Commonwealth of Pennsylvania.

If you agree to the terms set forth above, please sign and date this Agreement in the space provided below and return it to me.

Yours truly,

/s/ David A. Loeser
David A Loeser
Senior Vice President
Human Resources

Agreed:

/s/ Nancy Straus Sundheim	July 31, 2013
Date
Nancy Straus Sundheim